FOR IMMEDIATE RELEASE
NEWS RELEASE

Pacira BioSciences Reports Second Quarter 2022 Financial Results

-- Second quarter revenue of $169 million, increased 25% over prior year, demonstrating successful integration and synergies from Flexion acquisition --
-- Strong topline performance delivers solid net income and significantly positive adjusted EBITDA --
-- Conference call today at 8:30 a.m. ET --

TAMPA, FL, August 3, 2022 - Pacira BioSciences, Inc. (Nasdaq: PCRX), the industry leader in its commitment to non-opioid pain management and regenerative health solutions, today reported financial results for the second quarter of 2022.
Second Quarter 2022 Financial Highlights
•Total revenues of $169.4 million
•Net product sales of $137.0 million for EXPAREL, $27.4 million for ZILRETTA, and $3.2 million for iovera°
•Net income of $19.9 million, or $0.44 per share (basic) and $0.40 per share (diluted)
•Adjusted EBITDA of $44.9 million
“We achieved record revenue for the second quarter, which was marked by strength across the entire portfolio amid ongoing market headwinds. We continue to invest in our training facilities and marketing programs to help facilitate growth throughout the balance of the year and beyond,” said Dave Stack, chairman and chief executive officer of Pacira BioSciences. “The second quarter also marked our 21st consecutive quarter of positive adjusted EBITDA, which underscores our consistency and reliability as stewards for our stakeholders. We continue to execute our strategy, confident that the ongoing transition of surgeries to the outpatient setting and other market dynamics will support our growth as we work to create lasting value.”

Recent Business Highlights

•Completion of Patient Enrollment in Two Phase 3 Registration Studies of EXPAREL as a Lower Extremity Nerve Block. Today the company is announcing the completion of patient enrollment in its two Phase 3 studies of EXPAREL as a nerve block in lower extremity surgeries. The first study is evaluating EXPAREL as an adductor canal block for total knee arthroplasty and the second is evaluating EXPAREL as a popliteal sciatic nerve block for bunionectomy. The company believes positive results from these studies will form the basis for a Supplemental New Drug Application submission seeking label expansion to include lower extremity nerve blocks.
•New EXPAREL Patent and Notice of Allowance. In June 2022, the U.S. Patent and Trademark Office (USPTO) issued Patent Number 11,357,727. This patent is a product by process patent, with an expiration date of January 22, 2041. This patent is now listed in the U.S. Food and Drug Administration’s Approved Drug Products with Therapeutic Equivalents Evaluations (Orange Book). In July, the company received a Notice of Allowance from the USPTO for a U.S. Patent Application claiming chemical composition of EXPAREL. After issuance, Pacira will submit this patent for listing in the Orange Book.
Second Quarter 2022 Financial Results
•Total revenues were $169.4 million in the second quarter of 2022, versus the $135.6 million reported for the second quarter of 2021.
•EXPAREL net product sales were $137.0 million in the second quarter of 2022, versus the $130.1 million reported for the second quarter of 2021.
•ZILRETTA net product sales were $27.4 million in the second quarter of 2022. The company began recognizing ZILRETTA sales upon completing its acquisition of Flexion Therapeutics, Inc. in November 2021.
•Second quarter 2022 iovera° net product sales were $3.2 million, versus the $3.8 million reported for the second quarter of 2021.
•Sales of bupivacaine liposome injectable suspension to a third-party licensee for use in veterinary practice were $1.0 million in the second quarter of 2022, versus the $1.0 million reported for the second quarter of 2021.
•Second quarter 2022 royalty and collaborative licensing and milestone revenues were $0.8 million, versus the $0.7 million reported for the second quarter of 2021.
•Total operating expenses were $138.2 million in the second quarter of 2022, versus the $100.7 million reported for the second quarter of 2021.
•Research and development (R&D) expenses were $26.3 million in the second quarter of 2022, compared to $12.6 million in the second quarter of 2021. R&D expenses included $5.1 million and $4.6 million of product development and manufacturing capacity expansion costs in the second quarters of 2022 and 2021, respectively.
•Selling, general and administrative (SG&A) expenses were $65.0 million in the second quarter of 2022, compared to $50.8 million in the second quarter of 2021.
•GAAP net income was $19.9 million, or $0.44 per share (basic) and $0.40 per share (diluted), in the second quarter of 2022, compared to $19.1 million, or $0.43 per share (basic) and $0.42 per share (diluted), in the second quarter of 2021.
•Non-GAAP net income was $24.0 million, or $0.53 per share (basic) and $0.51 per share (diluted), in the second quarter of 2022, compared to $35.3 million, or $0.80 per share (basic) and $0.77 per share (diluted), in the second quarter of 2021.
•Adjusted EBITDA was $44.9 million in the second quarter of 2022, compared to $50.3 million in the second quarter of 2021.

•Pacira ended the second quarter of 2022 with cash, cash equivalents and short-term available-for-sale investments (“cash”) of $316.4 million. Cash provided by operations was $29.8 million in the second quarter of 2022, compared to $30.1 million in the second quarter of 2021.
•Pacira had 45.5 million basic and 52.5 million diluted weighted average shares of common stock outstanding in the second quarter of 2022.
See “Non-GAAP Financial Information” below.
Financial Guidance
Since early 2020, the company’s revenues have been impacted by COVID-19 and pandemic-related challenges that included the significant postponement or suspension in the scheduling of elective surgical procedures due to public health guidance and government directives. While the degree of impact has diminished during the course of the pandemic due to the introduction of vaccines and the lessening of elective surgery restrictions, certain pandemic-related operational challenges persist. It remains unclear how long it will take the elective surgery market to normalize or if restrictions on elective procedures will recur due to future COVID-19 variants or otherwise. Given the continued uncertainty around labor shortages, COVID-19 and the pace of recovery for the elective surgery market, the company is currently not providing revenue or gross margin guidance. To provide greater transparency, Pacira is reporting monthly intra-quarter unaudited net product sales for EXPAREL, ZILRETTA, and iovera° until it has gained enough visibility around the impacts of COVID-19. Pacira is also providing weekly EXPAREL utilization and elective surgery data within its investor presentation, which is accessible at investor.pacira.com
Today the company is reiterating its full-year 2022 operating expense guidance as follows:
•Non-GAAP R&D expense of $75 million to $85 million; and
•Non-GAAP SG&A expense of $220 million to $230 million.
The company is adjusting its full-year 2022 guidance for stock-based compensation to $47 million to $50 million.
See “Non-GAAP Financial Information” below.

Today’s Conference Call and Webcast Reminder
The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Wednesday, August 3, 2022, at 8:30 a.m. ET. To participate in the conference call, dial 1-800-715-9871 and provide the passcode 9287305. International callers may dial 1-646-307-1963 and use the same passcode. In addition, a live audio of the conference call will be available as a webcast. Interested parties can access the event through the “Events” page on the Pacira website at investor.pacira.com.

For those unable to participate in the live call, a replay will be available at 1-800-770-2030 (domestic) or 1-609-800-9909 (international) using the passcode 9287305. The replay of the call will be available for one week from the date of the live call. The webcast will be available on the Pacira website for approximately two weeks following the call.

Non-GAAP Financial Information
This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP net income, non-GAAP net income per common share, non-GAAP weighted average common shares outstanding-diluted, non-GAAP cost of goods sold, non-GAAP research and development (R&D) expense, non-GAAP selling, general and administrative (SG&A) expense, and adjusted EBITDA (as defined below), because these non-GAAP financial measures exclude the impact of items that management believes affect comparability or underlying business trends.

These measures supplement the company’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, R&D expense and SG&A expense outlook for 2022 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of the Company's financial statements by providing greater transparency into the operating performance of Pacira and its future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Non-GAAP measures are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures.

About Pacira
Pacira BioSciences, Inc. (Nasdaq: PCRX) is committed to providing a non-opioid option to as many patients as possible to redefine the role of opioids as rescue therapy only. The company is also developing innovative interventions to address debilitating conditions involving the sympathetic nervous system, such as cardiac electrical storm, chronic pain, and spasticity. Pacira has three commercial-stage non-opioid treatments: EXPAREL® (bupivacaine liposome injectable suspension), a long-acting local analgesic currently approved for infiltration, fascial plane block, and as an interscalene brachial plexus nerve block for postsurgical pain management; ZILRETTA® (triamcinolone acetonide extended-release injectable suspension), an extended-release, intra-articular injection indicated for the management of osteoarthritis knee pain; and ioveraº®, a novel, handheld device for delivering immediate, long-acting, drug-free pain control using precise, controlled doses of cold temperature to a targeted nerve. To learn more about Pacira, including the corporate mission to reduce overreliance on opioids, visit www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is indicated in patients 6 years of age and older for single-dose infiltration to produce postsurgical local analgesia, and in adults as an interscalene brachial plexus nerve block to produce postsurgical regional analgesia. Safety and efficacy have not been established in other nerve blocks. The product combines bupivacaine with multivesicular liposomes, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the multivesicular liposome platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information about EXPAREL for Patients

EXPAREL should not be used in obstetrical paracervical block anesthesia. In studies in adults where EXPAREL was injected into a wound, the most common side effects were nausea, constipation, and vomiting. In studies in adults where EXPAREL was injected near a nerve, the most common side effects were nausea, fever, and constipation. In the study where EXPAREL was given to children, the most common side effects were nausea, vomiting, constipation, low blood pressure, low number of red blood cells, muscle twitching, blurred vision, itching, and rapid heartbeat. EXPAREL can cause a temporary loss of feeling and/or loss of muscle movement. How much and how long the loss of feeling and/or muscle movement depends on where and how much of EXPAREL was injected and may last for up to 5 days. EXPAREL is not recommended to be used in patients younger than 6 years old for injection into the wound, for patients younger than 18 years old, for injection near a nerve, and/or in pregnant women. Tell your health care provider if you or your child has liver disease, since this may affect how the active ingredient (bupivacaine) in EXPAREL is eliminated from the body. EXPAREL should not be injected into the spine, joints, or veins. The active ingredient in EXPAREL can affect the nervous system and the cardiovascular system; may cause an allergic reaction; may cause damage if injected into the joints; and can cause a rare blood disorder.

About ZILRETTA®

On October 6, 2017, ZILRETTA (triamcinolone acetonide extended-release injectable suspension) was approved by the U.S. Food and Drug Administration as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis (OA)- related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide—a commonly administered, short-acting corticosteroid—with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced OA knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.

Indication and Select Important Safety Information for ZILRETTA

Indication: ZILRETTA is indicated as an intra-articular injection for the management of OA pain of the knee. Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.
•Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.
•Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
•Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZILRETTALabel.com for full Prescribing Information.

About iovera°®

The iovera° system uses the body’s natural response to cold to treat peripheral nerves and immediately reduce pain without the use of drugs. Treated nerves are temporarily stopped from sending pain signals for a period of time, followed by a restoration of function. Treatment with iovera° treatment works by applying targeted cold to a peripheral nerve. A precise cold zone is formed under the skin that is cold enough to immediately prevent the nerve from sending pain signals without causing damage to surrounding structures. The effect on the nerve is temporary, providing pain relief until the nerve regenerates and function is restored. Treatment with iovera° does not include injection of any substance, opioid, or any other drug. The effect is immediate and can last up to 90 days. The iovera° system is not indicated for treatment of central nervous system tissue. Additional information is available at www.iovera.com.

Important Safety Information for iovera°®

The iovera° system is contraindicated for use in patients with the following: Cryoglobulinemia; Paroxysmal cold hemoglobinuria; cold urticaria; Raynaud’s disease; open and/or infected wounds at or near the treatment line. Potential complications: As with any surgical treatment that uses needle-based therapy, there is potential for temporary site-specific reactions, including but not limited to: bruising (ecchymosis); swelling (edema); inflammation and/or redness (erythema); pain and/or tenderness; altered sensation (localized dysesthesia). Typically, these reactions resolve with no physician intervention. Patients may help the healing process by applying ice packs to the affected sites, and by taking over-the-counter analgesics.

Forward-Looking Statements
Any statements in this press release about Pacira’s future expectations, plans, trends, outlook, projections and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “will,” “would,” “could,” “can” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to the acquisition of Flexion Therapeutics, Inc. and the costs and benefits thereof, our growth and future operating results and trends, our strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio, development programs, strategic alliances, patent terms and intellectual property and other statements that are not historical facts. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We cannot assure you that our estimates, assumptions and expectations will prove to have been correct. Actual results may differ materially from these indicated by such forward-looking statements as a result of various important factors, including risks relating to, among others: risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; the possibility that if we do not achieve the perceived benefits of the Flexion acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of our shares could decline; the impact of the COVID-19 pandemic on elective surgeries, our manufacturing and supply chain, global and United States economic conditions, and our business, including our revenues, financial condition and results of operations; the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL, ZILRETTA and iovera° and the rate and degree of market acceptance of EXPAREL, ZILRETTA and iovera°; the size and growth of the potential markets for EXPAREL, ZILRETTA and iovera° and our ability to serve those markets; our plans to expand the use of EXPAREL, ZILRETTA and iovera° to additional indications and opportunities, and the timing and success of any related clinical trials for EXPAREL, ZILRETTA and iovera°; the commercial success of EXPAREL, ZILRETTA and iovera°; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications, and premarket notification 510(k)s; the related timing and success of European Medicines Agency Marketing Authorization Applications; our plans to evaluate, develop and pursue additional product candidates utilizing our proprietary multivesicular liposome (pMVL) drug delivery technology; the approval of the commercialization of our products in other jurisdictions; clinical trials in support of an existing or potential pMVL-based product; our commercialization and marketing capabilities, our ability to successfully construct an additional EXPAREL manufacturing suite in San Diego, California; our ability to successfully complete a ZILRETTA capacity expansion project in Swindon, England; the outcome of any litigation; the ability to successfully integrate Flexion or any future acquisitions into our existing business; the recoverability of our deferred tax assets; and assumptions associated with contingent consideration payments; and factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K and in other filings that we periodically make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

###

Investor Contact:
Susan Mesco, (973) 451-4030
susan.mesco@pacira.com

Media Contact:
Coyne Public Relations
Kristin Capone, (973) 588-2108
kcapone@coynepr.com

(Tables to Follow)

Pacira BioSciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$122,061	$585,578
Short-term available-for-sale investments	194,332	70,831
Accounts receivable, net	91,105	96,318
Inventories, net	100,588	98,550
Prepaid expenses and other current assets	18,124	14,771
Total current assets	526,210	866,048
Fixed assets, net	191,279	188,401
Right-of-use assets, net	72,082	76,410
Goodwill	146,132	145,175
Intangible assets, net	595,324	623,968
Deferred tax assets	167,149	153,364
Investments and other assets	35,812	21,987
Total assets	$1,733,988	$2,075,353

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,983	$10,543
Accrued expenses	77,275	127,555
Lease liabilities	8,134	7,891
Convertible senior notes, net	—	350,466
Current portion of long-term debt, net	33,776	24,234
Income taxes payable	11	429
Total current liabilities	133,179	521,118
Convertible senior notes, net	403,534	339,267
Long-term debt, net	318,344	335,263
Lease liabilities	67,575	71,727
Contingent consideration	35,247	57,598
Other liabilities	19,473	19,972
Total stockholders’ equity	756,636	730,408
Total liabilities and stockholders’ equity	$1,733,988	$2,075,353

Pacira BioSciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net product sales:
EXPAREL	$137,007	$130,058	$266,212	$244,736
ZILRETTA	27,417	—	51,052	—
iovera°	3,201	3,813	6,227	7,081
Bupivacaine liposome injectable suspension	956	992	2,512	1,784
Total net product sales	168,581	134,863	326,003	253,601
Royalty revenue	830	602	1,399	891
Collaborative licensing and milestone revenue	—	125	—	125
Total revenues	169,411	135,590	327,402	254,617
Operating expenses:
Cost of goods sold	50,627	35,248	86,701	66,597
Research and development	26,282	12,573	47,887	28,453
Selling, general and administrative	65,003	50,813	129,263	99,335
Amortization of acquired intangible assets	14,322	1,967	28,644	3,933
Acquisition-related (gains) charges, product discontinuation and other	(18,058)	146	(13,721)	2,019
Total operating expenses	138,176	100,747	278,774	200,337
Income from operations	31,235	34,843	48,628	54,280
Other (expense) income:
Interest income	252	224	523	639
Interest expense	(8,833)	(7,023)	(19,079)	(13,994)
Other, net	(647)	(2,396)	(771)	(2,554)
Total other expense, net	(9,228)	(9,195)	(19,327)	(15,909)
Income before income taxes	22,007	25,648	29,301	38,371
Income tax expense	(2,131)	(6,567)	(2,597)	(8,921)
Net income	$19,876	$19,081	$26,704	$29,450

Net income per share:
Basic net income per common share	$0.44	$0.43	$0.59	$0.67
Diluted net income per common share (1)	$0.40	$0.42	$0.55	$0.64
Weighted average common shares outstanding:
Basic	45,501	44,145	45,185	43,989
Diluted (1)	52,478	45,592	52,262	45,779

(1) Upon adoption of Accounting Standards Update, or ASU, 2020-06 on January 1, 2022, diluted net income per common share was calculated using the “if-converted” method associated with the Company’s convertible senior notes. For the three and six months ended June 30, 2022, GAAP diluted net income per common share includes 5.6 million shares in both periods from an assumed conversion of the convertible senior notes and the associated interest expense add-back to GAAP net income of $1.0 million and $2.1 million in the three and six months ended June 30, 2022, respectively.

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
GAAP net income	$19,876	$19,081	$26,704	$29,450

Non-GAAP adjustments:
Collaborative licensing and milestone revenue	—	(125)	—	(125)
Acquisition-related (gains) charges, product discontinuation and other	(18,058)	146	(13,721)	2,019
Step-up of acquired Flexion fixed assets and inventory to fair value	1,854	—	3,785	—
Stock-based compensation	11,544	10,461	22,733	20,571
Amortization of debt discount	706	5,744	1,412	11,401
Amortization of acquired intangible assets	14,322	1,967	28,644	3,933
Loss on investment	—	2,476	—	2,585
Tax impact of non-GAAP adjustments	(6,285)	(4,488)	(15,656)	(10,048)
Total Non-GAAP adjustments	4,083	16,181	27,197	30,336

Non-GAAP net income	$23,959	$35,262	$53,901	$59,786

GAAP basic net income per common share	$0.44	$0.43	$0.59	$0.67
GAAP diluted net income per common share (1)	$0.40	$0.42	$0.55	$0.64

Non-GAAP basic net income per common share	$0.53	$0.80	$1.19	$1.36
Non-GAAP diluted net income per common share (1)	$0.51	$0.77	$1.16	$1.31

Weighted average common shares outstanding - basic	45,501	44,145	45,185	43,989
Weighted average common shares outstanding - diluted	52,478	45,592	52,262	45,779
Non-GAAP weighted average common shares outstanding - diluted (1)	46,871	45,592	46,655	45,779

(1) Upon adoption of ASU 2020-06 on January 1, 2022, diluted net income per common share was calculated using the “if-converted” method associated with the Company’s convertible senior notes. For the three and six months ended June 30, 2022, GAAP diluted net income per common share includes 5.6 million in both periods from an assumed conversion of the convertible senior notes and the associated interest expense add-back to GAAP net income of $1.0 million and $2.1 million in the three and six months ended June 30, 2022, respectively. On a non-GAAP basis, the “if-converted” method was modified so that interest expense is not added back to the numerator, and the denominator would only include any incremental shares that would be issued for the conversion premium as the Company intends to settle the principal amount of its 2025 convertible senior notes in cash. For the three and six months ended June 30, 2022, there were no incremental shares related to the conversion premium.

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (in thousands, except per share amounts) (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Cost of goods sold reconciliation:
GAAP cost of goods sold	$50,627	$35,248	$86,701	$66,597
Step-up of acquired Flexion fixed assets and inventory to fair value	(1,854)	—	(3,785)	—
Stock-based compensation	(1,478)	(1,465)	(2,830)	(2,917)
Non-GAAP cost of goods sold	$47,295	$33,783	$80,086	$63,680

Research and development reconciliation:
GAAP research and development	$26,282	$12,573	$47,887	$28,453
Stock-based compensation	(1,520)	(1,329)	(2,978)	(2,435)
Non-GAAP research and development	$24,762	$11,244	$44,909	$26,018

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$65,003	$50,813	$129,263	$99,335
Stock-based compensation	(8,546)	(7,667)	(16,925)	(15,219)
Non-GAAP selling, general and administrative	$56,457	$43,146	$112,338	$84,116

Weighted average shares outstanding - diluted reconciliation:
GAAP weighted average common shares outstanding - diluted	52,478	45,592	52,262	45,779
Modified if-converted method adjustment (1)	(5,607)	—	(5,607)	—
Non-GAAP weighted average common shares outstanding - diluted	46,871	45,592	46,655	45,779

(1) On a non-GAAP basis, the "if-converted" method was modified so that interest expense is not added back to the numerator, and the denominator would only include any incremental shares that would be issued for the conversion premium as the Company intends to settle the principal amount of its 2025 convertible senior notes in cash. For the three and six months ended June 30, 2022, there were no incremental shares related to the conversion premium.

Pacira BioSciences, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA (Non-GAAP)
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
GAAP net income	$19,876	$19,081	$26,704	$29,450

Interest income	(252)	(224)	(523)	(639)
Interest expense (1)	8,833	7,023	19,079	13,994
Income tax expense	2,131	6,567	2,597	8,921
Depreciation expense	6,541	2,931	12,252	5,815
Amortization of acquired intangible assets	14,322	1,967	28,644	3,933
EBITDA	51,451	37,345	88,753	61,474

Other adjustments:
Acquisition-related (gains) charges, product discontinuation and other (2)	(19,132)	146	(14,926)	2,019
Step-up of acquired Flexion inventory to fair value	1,052	—	2,181	—
Stock-based compensation	11,544	10,461	22,733	20,571
Collaborative licensing and milestone revenue	—	(125)	—	(125)
Loss on investment	—	2,476	—	2,585
Adjusted EBITDA (Non-GAAP)	$44,915	$50,303	$98,741	$86,524
(1) Includes amortization of debt discount and debt issuance costs
(2) Excludes any depreciation expense already included in EBITDA above

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) includes GAAP to non-GAAP adjustments that reflect how the Company’s management analyzes its financial results. The adjusted EBITDA figures presented here are unlikely to be comparable with adjusted EBITDA disclosures released by other companies.

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP 2022 Financial Guidance
(in millions)

GAAP to Non-GAAP Guidance	GAAP	Stock-Based Compensation	Non-GAAP
Research and development expense	$81 to $92	$6 to $7	$75 to $85
Selling, general and administrative expense	$254 to $266	$34 to $36	$220 to $230
Stock-based compensation	$47 to $50	—	—